Exhibit 99.1

PMV Pharmaceuticals Reports Third Quarter 2022 Financial Results and Corporate Highlights

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Enrollment continued in the Phase 1/2 PYNNACLE study of PC14586, a first-in-class precision oncology investigational therapy in patients with advanced solid tumors with a p53 Y220C mutation
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Phase 1b combination trial with Merck evaluating PC14586 with KEYTRUDA® (pembrolizumab) on track to initiate in 2022
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Biotech industry veteran Dr. Carol Gallagher appointed to Board of Directors

CRANBURY, N.J., November 8, 2022 (GLOBE NEWSWIRE) -- PMV Pharmaceuticals, Inc. (Nasdaq: PMVP), a precision oncology company pioneering the discovery and development of small molecule, tumor-agnostic therapies targeting p53, today reported financial results for the third quarter ended September 30, 2022 and provided a corporate update.

“PMV continues to advance its ongoing PYNNACLE study evaluating PC14586, a first-in-class p53 Y220C reactivator, in patients with advanced solid tumors and plans the next update in the first half of 2023,” said David Mack, Ph.D., President, and Chief Executive Officer. “In addition, we look forward to the initiation of our clinical trial of PC14586 in combination with KEYTRUDA. This study builds upon the promising, preliminary tumor-agnostic clinical efficacy observed with PC14586 monotherapy and allows us to explore the potential synergy between the two agents to improve patient outcomes.”

Corporate Highlights:

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Continued enrollment in the ongoing Phase 1/2 PYNNACLE trial of PC14586 in patients with advanced solid tumors. Initial Phase 1 data presented at the 2022 ASCO annual meeting demonstrated responses in patients across multiple solid tumor types with a p53 Y220C mutation.
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On track to initiate Phase 1b trial evaluating PC14586 in combination with KEYTRUDA in Q4 2022.
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Appointed Carol Gallagher, Pharm.D. to the Board of Directors. Dr. Gallagher brings 30 years of biotech leadership and expertise in drug development and commercialization.

Third Quarter 2022 Financial Results

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As of September 30, 2022, PMV Pharma had $258.9 million in cash, cash equivalents, and marketable securities, compared to $314.1 million at December 31, 2021. Net cash used in operations was $48.4 million for the nine months ended September 30, 2022, compared to $34.5 million for the nine months ended September 30, 2021.
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Net loss for the nine months ended September 30, 2022, was $54.0 million compared to $39.5 million for the nine months ended September 30, 2021.
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Research and development (R&D) expenses were $37.0 million for the nine months ended September 30, 2022, compared to $24.3 million for the nine months ended September 30, 2021. The increase in R&D expenses was primarily due to clinical expenses related to development of PC14586, the Company’s lead drug candidate.
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General and administrative (G&A) expenses were $18.9 million for the nine months ended September 30, 2022, compared to $15.5 million for the nine months ended September 30, 2021. The increase in G&A expenses was primarily due to increased headcount expenses including stock-based compensation.

About PC14586

PC14586 is a first-in-class, small molecule, p53 reactivator designed to selectively bind to the crevice present in the p53 Y220C mutant protein, hence, restoring the wild-type, or normal, p53 protein structure and tumor-suppressing function. The U.S. Food and Drug Administration granted Fast Track designation to PC14586 for the treatment of patients with locally advanced or metastatic solid tumors that have a p53 Y220C mutation. For more information about the Phase 1/2 PYNNACLE trial (PMV-586-101), refer to www.clinicaltrials.gov (NCT study identifier NCT04585750).

About PMV Pharma

PMV Pharma is a precision oncology company pioneering the discovery and development of small molecule, tumor-agnostic therapies targeting p53. p53 mutations are found in approximately half of all cancers. The field of p53 biology was established by our co-founder Dr. Arnold Levine when he discovered the p53 protein in 1979. Bringing together leaders in the field to utilize over four decades of p53 biology, PMV Pharma combines unique biological understanding with pharmaceutical development focus. PMV Pharma is headquartered in Cranbury, New Jersey. For more information, please visit www.pmvpharma.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the Company’s future plans or expectations for PC14586, including expectations regarding timing for its Phase 1 update for the PYNNACLE study and its Phase 1/2 combination trial of PC14586 and KEYTRUDA, as well as expectations regarding success of its current clinical trial for PC14586 and any future commercialization plans for the product candidate. Any forward-looking statements in this statement are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include: the success, cost, and timing of the Company’s product candidate development activities and planned clinical trials, the Company’s ability to execute on its strategy and operate as an early clinical stage company, the potential for clinical trials of PC14586 or any future clinical trials of other product candidates to differ from preclinical, preliminary or expected results, the Company’s ability to fund operations, and the impact that the current COVID-19 pandemic will have on the Company’s clinical trials, supply chain, and operations, as well as those risks and uncertainties set forth in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2022, the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 8, 2022 and its other filings filed with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

PMV Pharmaceuticals, Inc.

Condensed Balance Sheets

(unaudited)

(in thousands)

	September 30, 2022 (unaudited)	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$99,850	$172,467
Restricted cash	822	822
Marketable securities, current	159,007	124,696
Prepaid expenses and other current assets	5,497	3,301
Total current assets	265,176	301,286
Property and equipment, net	9,966	3,090
Marketable securities, noncurrent	—	16,911
Right-of-use assets	9,535	10,060
Other assets	307	221
Total assets	$284,984	$331,568
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,826	$3,189
Accrued expenses	6,436	8,627
Operating lease liabilities, current	394	403
Total current liabilities	11,656	12,219
Operating lease liabilities, noncurrent	12,135	10,790
Total liabilities	23,791	23,009
Stockholders’ equity:
Common stock	—	—
Additional paid-in capital	483,916	476,363
Accumulated deficit	(221,698)	(167,726)
Accumulated other comprehensive loss	(1,025)	(78)
Total stockholders’ equity	261,193	308,559
Total liabilities and stockholders’ equity	$284,984	$331,568

PMV Pharmaceuticals, Inc.

Condensed Statements of Operations and Comprehensive Loss

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Operating expenses:
Research and development	$13,666	$9,162	$36,963	$24,326
General and administrative	5,709	5,935	18,915	15,495
Total operating expenses	19,375	15,097	55,878	39,821
Loss from operations	(19,375)	(15,097)	(55,878)	(39,821)
Other income (expense):
Interest income, net	1,124	102	1,830	343
Other income (expense), net	13	3	67	14
Total other income (expense)	1,137	105	1,897	357
Loss before (benefit) provision for income taxes	(18,238)	(14,992)	(53,981)	(39,464)
(Benefit) provision for income taxes	(9)	19	(9)	23
Net loss	(18,229)	(15,011)	(53,972)	(39,487)
Unrealized (loss) gain on available for sale investments, net of tax	(2)	7	(947)	14
Comprehensive loss	$(18,231)	$(15,004)	$(54,919)	$(39,473)

Net loss per share -- basic and diluted	$(0.40)	$(0.33)	$(1.18)	$(0.88)
Weighted-average common shares outstanding	45,622,957	45,295,232	45,556,635	45,052,100

Contacts

Investor Contact:

Winston Kung

PMV Pharmaceuticals, Inc.

investors@pmvpharma.com

Media Contact:

Kathy Vincent

Greig Communications

kathy@greigcommunications.com